UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------


                                    FORM 8-K



                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): April 15, 2005




                               TCI SOLUTIONS, INC.
             (Exact Name of registrant as specified in its charter)



           Delaware                       0-49783                 33-0537151


(State or other jurisdiction of   (Commission File Number)      (IRS Employer
        incorporation)                                       Identification No.)


                         17752 Skypark Circle, Suite 160
                            Irvine, California 92614
          (Address of principal executive offices, including zip code)

              Registrant's telephone number, including area code:

                                 (949) 476-1122

                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 5.02      Departure of Directors or Principal Officers; Election of
Directors; Appointment of Principal Officers.

On April 1, 2005, TCI Solutions, Inc. (the "Company") entered into a Stock Purchase Agreement with Retalix Ltd., an Israeli corporation ("Retalix"), Retalix Holdings Inc., a Delaware corporation and a wholly-owned subsidiary of Retalix ("Holdings"), and certain holders of the Company's outstanding Series A Preferred Stock and Series B Preferred Stock (the "Selling Stockholders"), pursuant to which Holdings purchased substantially all of the Company's outstanding Series A Preferred Stock and Series B Preferred Stock (the "Acquisition"). The Acquisition resulted in Retalix beneficially owning, through Holdings, 73.4% of the outstanding voting stock of the Company (calculated on an as-converted-to-common-stock basis), and specifically, 99.8% of the outstanding Series A Preferred Stock and 95.8% of the outstanding Series B Preferred Stock. The Acquisition is to be followed by a merger transaction in which Retalix plans to acquire all of the remaining capital stock of the Company it does not already own (the "Merger").

In connection with Retalix's acquisition of voting control of the Company, the Board of Directors of the Company adopted a resolution where five of the six directors would resign from the Board effective on the 10th day following the date (the "Resignation Date") the Company filed with the Securities and Exchange Commission and the mailed to stockholders of an Information Statement on
Schedule 14F-1 to announce the pending resignations. The Board also resolved to appoint three new directors, consisting of Barry Shaked, Danny Moshaioff and Eli Spirer, each nominated by Retalix, effective as of the Resignation Date. David Butler, the Company's Chief Executive Officer, continued as a director of the Company.

The Company filed and mailed the Information Statement on April 5, 2005. Effective at the close of business on April 15, 2005, Lance C. Jacobs, Todd G. Gardner, Mark T. Koulogeorge, Daniel Raynor and James E. Houlihan III resigned from the Board of Directors and Barry Shaked, Danny Moshaioff and Eli Spirer were appointed as members of the Board of Directors of the Company. The holders of the Company's preferred stock are entitled to elect four directors. None of the new directors was appointed to any committee.

Certain Relationships and Related Transactions

Former director James E. Houlihan III is the managing director of InnoCal Management, L.P., which is the general partner of InnoCal II, L.P., a Selling Stockholder in the Acquisition. Because of these relationships Mr. Houlihan may be deemed to have had an indirect material interest in the Acquisition.

Former director Daniel Raynor was a Selling Stockholder in the Acquisition and is the managing member of Argentum Investments, L.L.C., which is the general partner of TCI ACP II Limited Partners, L.P. and the managing member of Argentum Partners II, L.L.C. The latter is the general partner of Argentum Capital Partners II, L.P., which along with TCI ACP II Limited Partners L.P. and Argentum Partners II, L.L.C. was a Selling Stockholder in the Acquisition. Because of these relationships Mr. Raynor may be deemed to have had direct and indirect material interests in the Acquisition.

Former director Todd G. Gardner is a director of Blue Chip Venture Company, Ltd., the general partner of Blue Chip Capital Fund IV, L.P., a Selling Stockholder in the Acquisition. Because of these relationships Mr. Gardner may be deemed to have had an indirect material interest in the Acquisition.

Former director Mark T. Koulogeorge was a Selling Stockholder in the Acquisition and is a general partner of The Productivity Fund IV, L.P., also a Selling Shareholder in the Acquisition. Because of these relationships, Mr. Koulogeorge may be deemed to have had direct and indirect material interests in the Acquisition.

Director Barry Shaked is the founder, President, Chief Executive Officer and Chairman of the Board and a 6.4% stockholder of Retalix. Because of these relationships, Mr. Shaked may be deemed to have an indirect material interest in the Merger. Mr. Shaked does not directly own any stock of the Company.

Director Danny Moshaioff is an executive officer and director Eli Spirer is an executive officer of Retalix. The Company does not believe that Mr. Moshaioff and Mr. Spirer, who do not directly own any stock of the Company, may be deemed to have an indirect material interest in the Acquisition or the Merger because of these relationships.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               TCI SOLUTIONS, INC.



Date: April 21, 2005

                               By:  /s/ Stephen P. DeSantis
                                    --------------------------------------------
                                         Stephen P. DeSantis
                                         Executive Vice President, Chief
                                         Financial Officer and Secretary